Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES FOR SEPTEMBER 2011 AND EXPECTS FOURTH QUARTER EARNINGS TO BE AT OR SLIGHTLY HIGHER THAN THE LOW END OF ITS PRIOR EARNINGS GUIDANCE RANGE

Philadelphia, PA, October 6, 2011 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of September 2011, and announced that it expects its fourth quarter earnings to be at or slightly higher than the low end of its prior earnings guidance range.

Net sales for the month of September 2011 increased 6.6% to $44.2 million from $41.4 million reported for the month of September 2010. Comparable retail sales data (which consists of comparable store sales and Internet sales) for the month of September 2011 and 2010 is included in the table below.

	September 2011	September 2010
	% increase (decrease)
Reported Basis
Comparable retail sales	2.4%	(1.0)%
Comparable store sales	0.2%	(2.2)%
Internet sales	35.5%	20.6%

Adjusted for Calendar Timing Shift
Comparable retail sales	1.5%	(1.3)%
Comparable store sales	(0.8)%	(2.6)%

The increase in total reported sales for September 2011 compared to September 2010 resulted primarily from: (1) increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's®, and (2) increased Internet sales; partially offset by (3) decreased sales related to the Company's continued efforts to close underperforming stores.

Net sales for the fourth quarter of fiscal 2011 increased 4.2% to $129.4 million from $124.3 million reported for the fourth quarter of fiscal 2010. Comparable retail sales data for the fourth quarter of fiscal 2011 and 2010 is included in the table below.

	Fourth Quarter Ended
	September 2011	September 2010
	% increase (decrease)
Reported Basis
Comparable retail sales	(1.7)%	(0.9)%
Comparable store sales	(4.1)%	(2.3)%
Internet sales	34.9%	26.2%

The increase in total reported sales for the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's, and (2) increased Internet sales; partially offset by (3) the decrease in comparable store sales, and (4) decreased sales related to the Company's continued efforts to close underperforming stores.

Net sales for the fiscal year ended September 30, 2011 increased 2.7% to $545.4 million from $531.2 million reported for the full year fiscal 2010. Comparable retail sales data for the fiscal years ended September 30, 2011 and 2010 is included in the table below.

	Fiscal Year Ended
	September 2011	September 2010
	% increase (decrease)
Reported Basis
Comparable retail sales	0.1%	(3.4)%
Comparable store sales	(1.4)%	(5.1)%
Internet sales	22.0%	32.3%

The increase in total reported sales for fiscal 2011 compared to fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's, and (2) increased Internet sales; partially offset by (3) decreased sales related to the Company's continued efforts to close underperforming stores, and (4) the decrease in comparable store sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are pleased that our comparable retail sales performance for September 2011 improved significantly compared to August and July 2011. However, for the quarter as a whole, our sales were still only in the lower portion of our expected sales range and our gross margin was lower than planned, due to price promotional activity and additional markdowns taken to spur sales and manage inventory levels. With this lower than planned gross margin largely offset by our continued tight management of expenses, we expect our earnings for the fourth quarter to be at or slightly higher than the low end of our prior earnings guidance range. Our prior earnings guidance range for fourth quarter GAAP diluted earnings per share, as provided in our July 27, 2011 press release, was $0.18 to $0.28 per share.

"Our total sales of $129.4 million for the fourth quarter was within, but towards the lower end of, our sales guidance range of $128.5 to $131.5 million provided in our July 27 press release, and our comparable retail sales decrease of 1.7% was within our guidance range of down 0.3% to down 2.8% for the quarter. We recognize the continued difficult economic environment for the consumer, especially the moderate-priced consumer, although we remain focused on the things that we can control, not on external factors that we cannot control. Our key focus continues to be on turning around our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation and customer experience. In addition, it is also important to note that our comparable store sales and comparable retail sales results are negatively impacted by the cannibalization impact of our Macy's leased department expansion, which had its first full month of operation in March 2011. We estimate that this cannibalization impact hurt our fourth quarter comparable store sales by between 1 and 2 percentage points, and hurt our full year comparable store sales by approximately 1 percentage point, reflecting the partial year impact.

"During fiscal 2011 we made $12.6 million of prepayments on our Term Loan and in the fourth quarter we paid our third regular quarterly cash dividend, after having initiated this regular quarterly cash dividend in the second quarter of fiscal 2011. Our debt prepayment and regular quarterly dividend payments demonstrate our confidence in the Company's financial strength, cash flow generation, and prospects for the future, and highlight our commitment to continue to drive shareholder value."

During September 2011, the Company opened three stores (including the reopening of two stores which were closed in August 2011 due to Hurricane Irene) and closed one store. As of September 30, 2011, the Company operates 658 stores, 1,694 leased department locations and 2,352 total retail locations, compared to 698 stores, 1,027 leased department locations and 1,725 total retail locations operated as of September 30, 2010. The increase in leased department locations at the end of September 2011 versus the end of September 2010 predominantly reflects the opening of 517 leased department locations during the second quarter of fiscal 2011 for our Macy's expansion, and the opening of an additional 168 Sears and Kmart leased department locations in October 2010. The Company previously announced that it will discontinue offering maternity apparel in leased departments in Kmart locations by the end of calendar year 2011, and the Company currently anticipates this discontinuation to occur by the end of October. Kmart represents only a small portion of the overall sales generated by the Company's leased department relationship with Sears and Kmart through the Company's agreement with Sears Holdings Corporation. The Company will continue to operate leased departments in Sears stores throughout the United States. As of September 30, 2011, the Company operates 293 leased department locations in Kmart stores and 528 leased department locations in Sears stores.

For the quarter ended September 30, 2011, the Company opened four stores, including one Destination Maternity nameplate store opening, and closed nine stores, including two store closings related to a Destination Maternity nameplate store opening. For the fiscal year ended September 30, 2011, the Company opened 12 stores, including seven Destination Maternity nameplate store openings, and closed 52 stores, including 11 store closings related to Destination Maternity nameplate store openings.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales, comparable retail sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For September 2011, there was one more Friday and one less Wednesday compared to September 2010. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for September 2011 by approximately 0.9 percentage points. For September 2010, there was one more Thursday and one less Tuesday compared to September 2009. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for September 2010 by approximately 0.3 percentage points.

Future Sales Reporting

The Company previously announced that, beginning in fiscal 2012 (which begins in October, 2011), consistent with the practice of an increasing number of retailers, it will discontinue monthly sales reporting. The Company will report net sales quarterly after the end of each of the Company's fiscal quarters (December, March, June and September). Also, as previously announced, and consistent with the practice of an increasing number of retailers, the Company will include sales from its Internet websites in its "comparable sales" performance statistic versus the prior year, the same way as currently included in its "comparable retail sales" figure. Thus, beginning in fiscal 2012, the Company will no longer report a "comparable store sales" statistic which excludes Internet sales. Since the Company has numerous cross-channel marketing initiatives and since it aims to serve its customer in whichever channel she chooses to shop, the Company believes the inclusion of the sales from its Internet "stores" or websites is a more meaningful way of reporting the Company's comparable sales results.

***

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2011, Destination Maternity operates 2,352 retail locations, including 658 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of September 30, 2011, Destination Maternity has 66 international franchised locations, including 51 shop-in-shop locations and 15 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable retail sales, comparable store sales, Internet sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.